EXHIBIT 99

FOR IMMEDIATE RELEASE	CONTACT:
Friday October 17, 2008	John A. Ustaszewski
Chief Financial Officer
(740) 657-7000
DCB FINANCIAL CORP ANNOUNCES
THIRD QUARTER 2008 OPERATING RESULTS
AND DECLARES DIVIDEND
LEWIS CENTER, Ohio, October 17 — DCB Financial Corp, (OTC Bulletin Board DCBF) announced net income of $2.31 million, or $0.62 per basic and diluted share for the nine months ended September 30, 2008. The Corporation also reported a net loss of $212 thousand, or $0.06 loss per basic and diluted share for the three months ended September 30, 2008, compared to net income of $1.08 million, or $0.29 per basic and diluted share for the same period in 2007.
The Board of Directors approved a regular quarterly dividend of $0.08 per share, payable November 15, 2008 to shareholders of record as of October 31, 2008, a reduction from the previous quarter’s $0.16 per share dividend. Commenting on the decision to reduce the dividend, Terry Kramer, Board Chairman, noted “Turbulence in the stock market and financial services industry is like nothing we have seen before. With these concerns and an uncertain economy, the Board thought it prudent to preserve capital and reduced the dividend.”
President and Chief Executive Officer Jeffrey T. Benton added, “These are difficult times for financial institutions. Our lower earnings in the quarter compared with a year earlier were driven by an increase in the provision for loan losses due to market deterioration within our Columbus investment properties and a large development loan. Real estate values have deteriorated in these loans, which are difficult and slow to resolve. Our third quarter results reflect our commitment to maintain the allowance for loan losses at an appropriate level. Our capital remains well above regulatory minimums for well capitalized banks. Liquidity and funding sources are good, as indicated by the increase in our deposit levels, which reflects our ability to attract and maintain new deposit accounts at competitive rates. Net interest income increased during the quarter. Most other income sources performed well and expenses remained in line with expectations.”
Net Income
The decrease in net income was primarily due to an increase in the provision for loan and disposal losses attributable to the market deterioration in the Corporation’s Columbus real estate investment property loan portfolio and a large land development loan. The increase in provision for loan losses was offset by a decrease in interest expense on deposits and a credit attributable to tax liabilities during the quarter primarily due to a change in accounting estimate related to the Corporation’s income taxes.
Net Interest Income
Net interest income increased to $5.52 million for the three months ended September 30, 2008, from $5.41 million for the same period in 2007, despite a decrease in loan balances. The $107 thousand increase in the third quarter 2008 compared to 2007 was attributed to a decline in deposit interest expense offset by a decrease in loan interest income, due to declining balances and rates and the impact of non-accrual loans. The Corporation’s net interest margin decreased from the preceding year to 3.39% on a fully tax equivalent basis, from 3.48% during the third quarter 2007. The Bank continues to rely on time deposits and money market balances as its main funding source. Funding costs may negatively impact the net interest margin in future periods if the current competitive environment remains in effect.

Noninterest Income
Total noninterest income decreased $847 thousand, or 49.5%, to $865 thousand from $1.71 million, for the three months ended September 30, 2008, compared to the same period in 2007. The change in non-interest revenues from period to period is mainly attributed to losses on the disposal of other real estate owned (OREO) property and decline in secondary market activity. These declines were offset somewhat by increases in trust revenues, earnings on bank owned life insurance and data processing services. Data services revenue continues to increase due to new customer activity and additional services provided.
Noninterest Expense
Total noninterest expense increased $941 thousand, or 20.9%, for the three months ended September 30, 2008, compared to the same period in 2007. The increase was primarily due to a rise in occupancy expenses and salary and wages attributable to the Corporation’s branch expansion. Other noninterest expense increases were from FDIC insurance expense and consulting and professional expenses. The increase in consulting and professional fees was due to the management of OREO properties and workout loans, a new independent loan review function and various consultants with expertise in risk mitigation strategies.
Income Taxes
Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts of temporary differences between carrying amounts and the tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
During the three months ending September 30, 2008, management determined that a change in accounting estimate was required related to the Corporation’s income tax liabilities. The Corporation reasonably believes that its accruals for tax liabilities are adequate for all open audit years on its assessment. This assessment relies on estimates and assumptions and may involve a series of judgments about future events.
The Corporation recorded a tax credit totaling $1.65 million for the three months ended September 30, 2008, compared to tax expense of $432 thousand in 2007. The change in income tax expense (benefit) is primarily attributable to the 2008 reduction in pre-tax income coupled with an $886 thousand credit attributable to a change in accounting estimate related to the Corporation’s income taxes.
Analysis of Selected Financial Condition (Dollars in thousands)
The Corporation’s assets totaled $705,911 at September 30, 2008, compared to $680,786 at December 31, 2007, an increase of $25,125, or 3.7%. The increase in assets was mainly attributed to investment securities growth coupled with an increase in cash and cash equivalents. Cash and cash equivalents increased $4,553, from December 31, 2007 to September 30, 2008, driven by an increase in Fed Funds sold. Management has targeted higher levels of liquid assets due to the uncertainty of economic volatility in the financial services industry.
Total securities increased from $89,009 at December 31, 2007 to $111,615 at September 30, 2008. Securities classified as available for sale totaled $103,613, or 92.8% of the total securities portfolio, while securities classified as held to maturity totaled $8,002, or 7.2%. The mortgage-backed securities portfolio, totaling $45,970 at September 30, 2008, provides the Corporation with a constant cash flow stream from principal repayments and interest payments.
Total loans, including loans held for sale, decreased $5,101, or 1.0%, from $521,571 at December 31, 2007 to $516,470 at September 30, 2008. While business loan and commercial real estate activity remains good within the local market, the Bank has experienced a decline in loan balances due to payoffs in the commercial portfolio and a significant reduction in investment property and indirect auto lending activities. Retail loan production, including credit card and home equity loans, experienced stable activity within the branch network.
Total deposits increased $43,770, or 8.6%, from $510,874 at December 31, 2007 to $554,644 at September 30, 2008. Deposit growth stems primarily from increased CDARS balances, which provide customers with increased levels of FDIC insurance coverage, above those levels offered by most banks. The Bank has been able to take advantage of new deposit opportunities because of weakened larger competitors within the industry. The Bank had approximately $136,000 in CDARS deposits outstanding at September 30, 2008, primarily from public fund customers. Growth of core deposits remains difficult due to the competition’s aggressive pricing. Management intends to continue to develop new products and to monitor the rate structure of its deposit products to encourage growth of its deposits.
Noninterest-bearing deposits decreased $1,720, or 3.2%, while interest bearing deposits increased $45,490, or 9.9% during the nine months ended September 30, 2008. The Corporation utilizes a variety of alternative funding sources due to competitive challenges for deposits within its primary market. Total borrowings decreased by $18,949, or 17.2%, to $91,133 during the nine month period ended September 30, 2008, compared to December 31, 2007. Typically, the Company utilizes a matched funding methodology for its borrowing and deposit activities. This is done by matching the rates, terms and expected cash flows of its loans to the various liability products. This matching principle is used to not only provide funding, but also as a means of mitigating interest rate risk associated with originating longer-term fixed-rate loans. Continued reliance on borrowings outside of normal deposit growth may increase the Corporation’s overall cost of funds.
Provision and Allowance for Loan Losses
The provision for loan losses totaled $2.8 million for the three months ended September 30, 2008, compared to $1.1 million for the same period in 2007. During the third quarter DCB continued to experience weakness in its Columbus investment property portfolio and one large land development loan due to the current economic conditions. This portfolio will likely experience similar performance going forward as the housing market continues to struggle with cash flow due to instability in the house leasing market within the Columbus metropolitan area. The real estate development industry also continues to struggle due to the reduced demand in residential housing. DCB could experience higher levels of delinquencies with these types of loans. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. The largest percentage of charge-offs during 2008 was attributed to economic conditions that primarily affected the Columbus investment properties, and to a lesser extent the Corporation’s commercial business portfolio. Non-accrual loans at September 30, 2008 increased to $11.106 million compared to $10.360 million at December 31, 2007. The majority of non-accrual balances are attributed to loans in the investment real estate sector and one real estate development loan that were not generating sufficient cash flow to service the debt. However, delinquent loans over thirty days from period to period decreased to 3.05% at September 30, 2008 from 3.95% at September 30, 2007, and again are mainly attributed to these same loans. Management will continue to focus on activities related to monitoring, collection, and workout of delinquent loans.
Net charge-offs for the three months ended September 30, 2008 increased to $1.582 million, compared to $386 thousand for the three months ended September 30, 2007. Annualized net charge-offs for the three months ended September 30, 2008 were 1.22% compared to 0.29% for the three months ended September 30, 2007. Management will continue to monitor the credit quality of the loan portfolio and may recognize additional provisions in the future if needed in order to maintain the allowance for loan losses at an appropriate level. The balance of allowance for loan losses increased to $8,902, or 1.72% of total loans at September 30, 2008, compared to $6,038, or 1.14% of total loans at September 30, 2007.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 17, 2008 Press Release
DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Cash and due from financial institutions	$16,151	$15,588
Federal funds sold	20,470	16,480

Total cash and cash equivalents	36,621	32,068
Securities available for sale	103,613	89,009
Securities held to maturity	8,002	—

Total securities	111,615	89,009
Loans held for sale	225	1,078
Loans	516,245	520,493
Less allowance for loan losses	(8,902)	(8,298)

Net loans	507,343	512,195
Real estate owned	2,287	1,406
Investment in FHLB stock	3,776	3,670
Premises and equipment, net	15,437	14,178
Investment in unconsolidated affiliates	1,424	1,270
Bank owned life insurance	15,458	14,963
Accrued interest receivable and other assets	11,725	10,949

Total assets	$705,911	$680,786

LIABILITIES
Deposits
Noninterest-bearing	$51,392	$53,112
Interest-bearing	503,252	457,762

Total deposits	554,644	510,874
Federal funds purchased and other short-term borrowings	5,317	16,596
Federal Home Loan Bank advances	85,816	93,486
Accrued interest payable and other liabilities	2,978	2,762

Total liabilities	648,755	623,718

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,750 issued	3,780	3,780
Retained earnings	67,211	66,690
Treasury stock, at cost, 556,365 shares	(13,489)	(13,489)
Accumulated other comprehensive income (loss)	(346)	87

Total shareholders’ equity	57,156	57,068

Total liabilities and shareholders’ equity	$705,911	$680,786

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Interest and dividend income
Loans	$8,113	$9,765	$25,233	$29,763
Taxable securities	1,021	891	2,915	2,655
Tax-exempt securities	260	224	740	678
Federal funds sold and other	131	79	564	274

Total interest income	9,525	10,959	29,452	33,370

Interest expense
Deposits	2,995	4,500	9,685	13,972
Borrowings	1,009	1,045	3,115	3,057

Total interest expense	4,004	5,545	12,800	17,029

Net interest income	5,521	5,414	16,652	16,341

Provision for loan losses	2,800	1,100	4,000	2,784

Net interest income after provision for loan losses	2,721	4,314	12,652	13,557

Noninterest income
Service charges on deposit accounts	700	674	1,974	1,983
Trust department income	231	241	743	690
Net gain on sale of securities	—	—	278	—
Net loss on sale of assets	(619)	(123)	(735)	(195)
Gains on sale of loans	42	62	179	269
Treasury management fees	149	148	400	405
Data processing servicing fees	138	103	499	308
Earnings on bank owned life insurance	165	150	495	402
Other	59	457	326	775

	865	1,712	4,159	4,637

Noninterest expense
Salaries and other employee benefits	2,554	2,455	7,664	7,196
Occupancy and equipment	1,103	934	3,168	2,637
Professional services	421	107	830	335
Advertising	112	102	320	305
Postage, freight and courier	75	62	219	205
Supplies	94	51	245	211
State franchise taxes	150	106	341	395
Other	943	694	2,462	1,927

	5,452	4,511	15,249	13,211

Income (loss) before income taxes (credits)	(1,866)	1,515	1,562	4,983

Federal income taxes (credits)	(1,654)	432	(748)	1,193

Net income (loss)	$(212)	$1,083	$2,310	$3,790

Basic and diluted earnings (loss) per common share	$(0.06)	$0.29	$0.62	$1.01

Dividends per share	$0.16	$0.15	$0.48	$0.44

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/08	9/30/07	9/30/08	9/30/07
Key Financial Information

Net interest income	$5,521	$5,414	$16,652	$16,341

Provision for loan losses	$2,800	$1,100	$4,000	$2,784

Non-interest income	$865	$1,712	$4,159	$4,637

Non-interest expense	$5,452	$4,511	$15,249	$13,211

Net income (loss)	$(212)	$1,083	$2,310	$3,790

Loan balances (average)	$516,498	$532,192	$519,402	$542,666

Deposit balances (average)	$556,499	$508,494	$548,532	$512,187

Non-accrual loans	$11,106	$7,729	$11,106	$7,729

Loans 90 days past due and accruing	$717	$7,374	$717	$7,374

Basic earnings (loss) per common share	$(0.06)	$0.29	$0.62	$1.01

Diluted earnings (loss) per common share	$(0.06)	$0.29	$0.62	$1.01

Weighted Average Shares Outstanding (000):
Basic	3,717	3,730	3,717	3,751

Diluted	3,717	3,731	3,717	3,757

DCB FINANCIAL CORP
Selected Consolidated Financial Information
(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/08	9/30/07	9/30/08	9/30/07
Key ratios

Return on average assets	-0.12%	0.64%	0.43%	0.74%

Return on average shareholders’ equity	-1.49%	7.07%	5.37%	8.36%

Annualized non-interest expense to average assets	3.04%	2.65%	2.87%	2.59%

Efficiency ratio	85.4%	63.3%	73.3%	63.0%

Net interest margin (fully taxable equivalent)	3.39%	3.48%	3.45%	3.49%

Equity to assets at period end	8.10%	9.00%	8.10%	9.00%

Allowance for loan losses as a percentage of period-end loans	1.72%	1.14%	1.72%	1.14%

Total allowance for loan losses to non-accrual loans	80%	78%	80%	78%

Net charge-offs (annualized) as a percent of average loans	1.22%	0.29%	0.87%	0.54%

Non-accrual loans to total loans (net)	2.19%	1.48%	2.19%	1.48%

Delinquent loans (30+ days)	3.05%	3.95%	3.05%	3.95%

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 19 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2007 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.